Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

FIZZ GROWS STRONGER!!

FORT LAUDERDALE, FL, October 19, 2017 . . . National Beverage Corp. (NASDAQ:FIZZ) Chairman and Chief Executive Officer Nick A. Caporella commented on recent market volatility:

“FIZZ revenues have grown 60% over the last ten years – ALL ORGANIC GROWTH – NO ACQUISITIONS! Organic growth has now ACCELERATED!

What’s creating the volatility relative to the stock market with FIZZ? Today less than 15% of the daily volume traded on major exchanges is financially driven by company fundamentals. Over 50% of all daily exchange volume is driven by traders gambling on fleeting price moves and stocks paired with derivatives.

Are perpetrators stimulating self-serving movement by stating falsehoods, creating rumors and deliberately manipulating FIZZ value? We think so!

THE CERTIFIED TRUTH:

●	First quarter 2018 - BEST EVER!

●	Second quarter growth – STEADFAST!

●	Annual revenues have now exceeded $900 million dollars! One billion target now approaching!

●	Trailing Twelve Month operating margin increases!

●	Consumer excitement is fueled by LaCroix’s new flavor, Key Lime, Canadian launch and new flavor introductions for Club and Drug channels!

●	No TYPICAL beverage company is delivering the fundamental financial performance of FIZZ!

- more –

National Beverage Corp.

Analyst pens headline that FIZZ is weak . . . what the writer advocated was to induce short sellers to stampede aboard the passive BOT trading wagon. Why? With passive investment accounting for over one-third of the market, which does not question logic if prices are equitable, BUT merely accepts the stampede-induced results! There is no governor or regulatory convenience that accesses the reasonableness of the market behavior. Where is the SEC watchdog?

FIZZ extraordinary fundamentals reflect STRONG SUSTAINED PERFORMANCE! Are high-frequency trading, BOT stampeded results, inflated short positions and . . . current world anxiety – stimulating strange and unprecedented circumstances?

THE OBSCURE SILVER LINING IS A UNIQUELY-INDUCED OPPORTUNITY.

If you have the opinion that I, Nick A. Caporella, am angrily exercised while extremely fortunate to be guiding FIZZ, your opinion is quite accurate!”

National Beverage’s iconic brands are the genuine essence . . . of America

“Patriotism” – If Only We Could Bottle It!

WE SPARKLE . . . AMERICA SMILES!

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's SEC filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.